Exhibit 10.2

October 15, 2015

R. Jarrett Lilien

1200 Broadway, Apt. 8A

New York, NY 10001

Dear Jarrett:

We are pleased to outline the further terms of your continued temporary employment in the position of Interim Chief Executive Officer and President of Investment Technology Group, Inc. (the “Company”), in respect of which we had previously agreed with you under a letter agreement dated August 12, 2015.  We look forward to continuing to benefit from your experience, knowledge and leadership as Interim Chief Executive Officer and President.  You will continue as a member of the Board of Directors of the Company (the “Board”).

The specific terms of your temporary employment are as follows:

TERM:  You agree to continue to serve as the Interim Chief Executive Officer and President of the Company until such time as the individual intended to serve as the permanent Chief Executive Officer and President of the Company (the “New CEO”) is appointed by the Board and commences employment with the Company, or such earlier date as may be agreed between you and the Board (the “Interim Period”, and the end date of such Interim Period, the “Term End Date”).  You and the Company acknowledge that the term of your employment as Interim Chief Executive Officer and President is expected to be of limited duration, and that your employment with the Company will be “at will,” which means that either you or the Company may terminate your employment for any reason, at any time, with or without notice.

SALARY: You will continue to be paid a monthly salary of $65,000 during the Interim Period, payable pursuant to the Company’s normal payroll practices.  This salary amount is subject to all applicable taxes and withholdings.

SPECIAL PERFORMANCE-BASED SERVICE BONUS:  As previously committed to you, the Company intends to pay you a lump sum bonus amount shortly after the end of the Interim Period.  However, in recognition of the extended period that we are requesting you remain as Interim Chief Executive Officer and President, we are pleased to provide you with (1) restricted stock units (the “RSUs”) having a grant date value equal to $1,000,000, to be granted under the Company’s 2007 Omnibus Equity Compensation Plan (the “Plan”) on the same date as the announcement of the New CEO and (2) beginning November 1, 2015, you will receive $320,000 for each calendar month in which you continue to fulfill your duties as Interim Chief Executive Officer in cash (with such amount (x) guaranteed for the full calendar month of November 2015 and, (y) beginning after November 30, 2015, prorated based on the number of days during any partial calendar month in which you remain so employed).  All cash amounts that accrue to you hereunder will be paid to you in one lump sum within thirty (30) days after your service as Interim Chief Executive Officer and President is completed on the Term End Date.  All RSUs granted as provided hereunder will vest in three equal installments on each anniversary of the RSUs’ grant date, so long as you continue to fulfill your duties as Interim Chief Executive Officer and President through the Term End Date and subsequently continue to serve on the Board prior to any such anniversary date. Further, in the event of your death or Disability (as defined in the Plan), you will become immediately vested in all of the RSUs. For the avoidance of doubt, (1) you will only forfeit your RSUs if you voluntarily cease to fulfill your duties referenced hereunder, either as Interim Chief Executive Officer and President prior to the Term End Date or as a member of the Board, as applicable, prior to any applicable RSU vesting date, and (2) your RSUs will vest on a Change of Control (as defined under the Plan). The RSUs otherwise will be granted under the form of award agreement previously used by the Company to grant retention RSUs, as publicly filed.  These special performance-based service bonus awards are in each case subject to all applicable taxes and withholdings.

BENEFITS:  During the Term, you will continue to be covered under any Company benefits plan for which a senior executive of the Company is eligible (subject to the applicable eligibility and other requirements set forth therein) and continue to be reimbursed for all business-related expenses incurred by you in performing your duties as Interim Chief Executive Officer and President in accordance with the Company’s policies and procedures as in effect from time to time.  Notwithstanding the foregoing, you will not be provided with a Change of Control Agreement with the Company, and you are not eligible to receive any payments or benefits under any Company Change of Control Agreement.

ENTIRE AGREEMENT: This letter agreement is intended to be the entire agreement between the Company and you with respect to the matters described herein, and supersedes the letter agreement dated August 12, 2015.  No waiver or modification of this letter agreement shall be valid unless made in writing, signed by both you and the Chair of the Board.

CONTROLLING LAW: This letter agreement shall in all respects be interpreted, enforced and governed by the laws of the State of New York.

SEVERABILITY: You agree that the terms of this letter agreement are severable, and if any provision of this letter agreement is found to be void and unenforceable by a court, that judgment will not affect, impair or invalidate the remainder of this letter agreement.

Please feel free to contact Peter Goldstein at (212) 444-6484 with any questions regarding the terms outlined in this letter.  If the foregoing accurately expresses our mutual understanding, please execute the enclosed copy of this letter in the space provided below, and return to Peter.

[SIGNATURE PAGES FOLLOW]

Sincerely,

/s/ Maureen O’Hara
Maureen O’Hara, Chair, Board of Directors

Accepted and agreed this 15th day of October, 2015:

/s/ R. Jarrett Lilien
R. Jarrett Lilien